Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Chief Financial Officer Resigns From Southern Community Financial Corporation

WINSTON-SALEM, North Carolina, February 7, 2005 – Southern Community Financial Corporation (Nasdaq Symbol SCMF) announced today that on February 5, 2005, Richard M. Cobb, Executive Vice President, Chief Operating Officer and Chief Financial Officer of Southern Community Financial Corporation, announced his resignation from the Company effective today. Mr. Cobb notified the Company’s Chairman that he is resigning to pursue other interests. He had served as Chief Financial Officer of Southern Community Bank and Trust, the Company’s subsidiary and its predecessor, since its incorporation.

The Company’s Chairman F. Scott Bauer said, “During the last nine years, Dick has been a valued member of our management team. He has our best wishes for continued professional success.”

Mr. Bauer said Scott C. McLean, Senior Vice President and Controller of the Company, has been named interim Chief Financial Officer.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbol SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For Additional Information:
F. Scott Bauer, Chairman/CEO
336-768-8500